PRESS RELEASE                                           [ORMAT LOGO OMITTED]

FOR IMMEDIATE RELEASE
---------------------
Ormat Technologies Contact:                 Investor Relations Contact
Dita Bronicki                               Jeff Corbin/Todd Fromer
CEO and President                           KCSA Worldwide
+1-775-356-9029                             212-896-1214/212-896-1215
dbronicki@ormat.com                         jcorbin@kcsa.com/tfromer@kcsa.com
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            Roger W. Gale and Elon Kohlberg Join Ormat Technologies'
                               Board of Directors

SPARKS, NEVADA, OCTOBER 31, 2005 - Ormat Technologies, Inc. (NYSE: ORA) today announced the appointment of two new independent directors to its Board: Roger
W. Gale, President and CEO of GF Energy, LLC, and Elon Kohlberg, Royal Little
Professor of Business Administration, Harvard Business School.

Mr. Gale will serve as a member of the Audit Committee and Mr. Kohlberg will become a member of the Nominating and Corporate Governance Committee of Ormat
Technologies, thereby replacing departed Board member Edward Muller.

"We are very happy to have Roger Gale and Elon Kohlberg on our company's Board.
Their expertise in the energy and financial fields will further enhance Ormat's already strong Board," said Dita Bronicki, President and Chief Executive Officer of Ormat. "We look forward to working with Roger and Elon to build upon our successes and believe their experience and vision will help Ormat execute its strategy and strengthen the Company's position in the growing Geothermal and
Renewable energy business."

Gale, Ph.D, was previously with PA Consulting Group's global energy practice and chaired the firm's Western Hemisphere region. He was also Director of External
Affairs for the US Federal Energy Regulatory Commission, and held other federal government positions. He is currently a director at the US Energy Association and the Consumer Energy Council of America and was a director of Constellation
Energy.

Elon Kohlberg, Ph.D., is a professor at Harvard Business School and teaches classes in Harvard's M.B.A., Ph.D. and executive programs. He currently serves on the Board of Directors of Teva North America and Medinol.

ABOUT ORMAT TECHNOLOGIES
Ormat Technologies, Inc. is a vertically integrated company primarily engaged in the geothermal and recovered energy power business. The Company designs, develops, builds, owns and operates geothermal power plants. It also designs, develops and builds, and plans to own and operate, recovered energy-based power plants. Additionally, the Company designs, manufactures and sells geothermal and recovered energy power units and other power generating equipment, and provides related services. Ormat products and systems are covered by

more than 70 patents. Ormat currently has operations in the United States,
Israel, the Philippines, Guatemala, Kenya, and Nicaragua.

SAFE HARBOR STATEMENT
Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities
Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat's plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see "Risk Factors" as described in Ormat's Annual Report on Form
10-K/A filed with the Securities and Exchange Commission on April 12, 2005.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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